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                                                                       Exhibit 2

                                 FIRST AMENDMENT
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER


          This First Amendment to the Agreement and Plan of Merger (this "First Amendment"), dated as of October 14, 1999, by and among The AES Corporation, a Delaware corporation ("AES"), CILCORP Inc., an Illinois corporation ("CILCORP"), and Midwest Energy, Inc., an Illinois corporation and wholly-owned subsidiary of AES ("Merger Sub").

          WHEREAS, the parties hereto are also parties to that certain Agreement and Plan of Merger, dated as of November 22, 1998 (the "Merger Agreement");

          WHEREAS, the parties hereto desire to amend the Merger Agreement to reflect the parties' agreement as to certain matters as set below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Merger Agreement and this First Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

          2. Section 1.5(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

          Section 1.5(a) The Articles of Incorporation of CILCORP, as in effect immediately prior to the Effective Time, but with the amendments immediately set forth below, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law:

          (i) Article Four shall be amended and restated in its entirety as follows:
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                                  ARTICLE FOUR

                    "The authorized shares shall consist of 10,000 shares of common stock, without par value."

          (ii) Article Six shall be amended and restated in its entirety as follows:

                                   ARTICLE SIX

                    "The number of directors of the corporation shall be such number as may from time to time be fixed by or pursuant to the By-laws."

          (iii) Article Eight is amended by deleting Paragraph 2 thereof in its entirety.

          3. Section 4.3(b) of the Merger Agreement is hereby amended by replacing the number "250,000," at the end of the eighteenth line, appearing before the phrase "shares of Undesignated Series Class A Preferred," with the word "no", such that it reads "no shares of Undesignated Series Class A
Preferred ...."

          4. Except where inconsistent with the express terms of this First Amendment, all provisions of the Merger Agreement as originally entered into shall remain in full force and effect.
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          IN WITNESS WHEREOF, each of the undersigned has caused this First
Amendment to be duly signed as of the date first written above.

                                        THE AES CORPORATION



                                        By:  /s/ Thomas A. Tribone
                                        ----------------------------------------
                                             Name:   Thomas A. Tribone
                                             Title:  Executive Vice President


                                        CILCORP INC.



                                        By:  /s/ Robert O. Viets
                                        ----------------------------------------
                                             Name:   Robert O. Viets
                                             Title:  President and CEO


                                        MIDWEST ENERGY, INC.



                                        By:  /s/ Barry J. Sharp
                                        ----------------------------------------
                                             Name:   Barry J. Sharp
                                             Title:  Senior Vice President